UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 12, 2015

Level 3 Communications, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	01-35134	47-0210602
(State or other	(Commission File	(IRS employer
jurisdiction of incorporation)	Number)	Identification No.)

1025 Eldorado Blvd., Broomfield, Colorado (Address of principal executive offices)	80021 (Zip code)

720-888-1000
(Registrant’s telephone number including area code)

Not applicable
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 12, 2015, the Board of Directors (the “Board”) of Level 3 Communications, Inc. (“Level 3”) amended and restated Level 3’s By-laws (the “Amended and Restated By-Laws”), effective immediately, to implement a majority voting standard for uncontested elections of directors, proxy access rights for eligible stockholders and a forum selection provision and to amend the advance notice provisions, among other amendments.

Majority Voting

The By-laws were amended to provide that in uncontested elections of directors, a nominee for director will be elected to the Board if the votes cast for that nominee constitute at least a majority of the votes cast with respect to that nominee.  In an uncontested election where an incumbent director does not receive a majority of the votes cast, that incumbent director will be required to tender a resignation to the Board for the Board’s consideration. See Article III, Section 3.3 of the Amended and Restated By-Laws, which are included as an Exhibit to this Form 8-K.

The changes contained in Article III, Section 3.3 of the Amended and Restated By-Laws related to majority voting are effective immediately.

Proxy Access

Under the amended By-laws, a stockholder, or group of up to 20 stockholders, who have collectively owned at least 3% of Level 3’s outstanding common stock continuously for at least three years, can nominate directors not to exceed 20% of the number of directors then serving for inclusion in Level 3’s proxy materials applicable to the election of directors at an annual meeting of stockholders. See Article III, Section 3.16 of the Amended and Restated By-Laws.  These nominations are subject to certain eligibility, procedural and disclosure requirements set forth in Article III, Section 3.15 of the Amended and Restated By-Laws.

The changes contained in Article III, Section 3.16 of the Amended and Restated By-Laws related to proxy access are effective immediately.

Forum Selection

The By-laws were amended to implement a forum selection provision for the adjudication of disputes.

The forum selection provision provides that the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Level 3, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of Level 3 to Level 3 or its stockholders, (iii) any action asserting a claim against Level 3 or any director or officer or other employee of Level 3 arising pursuant to any provision of the Delaware General Corporation Law or Level 3’s Restated Certificate of Incorporation or By-laws (as either may be amended from time to time), or (iv) any action asserting a claim against Level 3 or any director or officer or other employee of Level 3 governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware (or if it does not have jurisdiction, the Superior Court of the State of Delaware, or if the Superior Court of State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware). See Article VII, Section 7.8 of the Amended and Restated By-Laws.

While the changes to Article VII, Section 7.8 relating to forum selection are effective immediately, Level 3 will submit the forum selection provision to stockholders for their consideration at the 2016 Annual Meeting of Stockholders, and if the forum selection provision is not ratified at that meeting, the provision will become void.

Advance Notice

The advance notice provisions of the By-laws were amended to provide that a stockholder must notify Level 3 in writing of (i) a proposal to be presented at the annual meeting of stockholders or (ii) a nomination of an individual for election as a director at the annual meeting of stockholders (other than through the proxy access process described above) not less than 90 days, but not more than 120 days, prior to the anniversary date of the previous annual meeting. Previously, advance written notice was required not less than 60 days, but not more than 90 days, prior to the anniversary date of the previous annual meeting.

Therefore, under the Amended and Restated By-laws, if a stockholder wishes to present a proposal directly or nominate an individual for election as a director at the 2016 Annual Meeting of Stockholders (other than through proxy access), the stockholder must give Level 3 written notice complying with the terms of the Amended and Restated By-Laws on or before February 21, 2016, but no earlier than January 22, 2016. See Article II, Section 2.14(c) and Article III, Section 3.15(c) of the Amended and Restated By-Laws.  In addition, the advance notice provisions were amended to modify the information a stockholder submitting a proposal or nominating an individual must provide to Level 3.

The Amended and Restated By-Laws also make clarifications, updates and other changes to other provisions of the By-laws, which are all effective immediately.

The foregoing description of the amendments to the By-laws is qualified in its entirety by reference to the full text of the Amended and Restated By-Laws, which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

3.1                              Amended and Restated By-Laws of Level 3 Communications, Inc., effective as of November 12, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Level 3 Communications, Inc.

	By:	/s/ Neil J. Eckstein
Name: Neil J. Eckstein
Title: Senior Vice President

Date: November 13, 2015

Exhibit Index

Exhibit	Description

3.1	Amended and Restated By-Laws of Level 3 Communications, Inc., effective as of November 12, 2015.